Exhibit 99.1

Contact: Drew Babin, CFA, CMA

Senior Managing Director of Corporate Communications

Medical Properties Trust, Inc.

(646) 884-9809

dbabin@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. REPORTS THIRD QUARTER RESULTS

Per Share Net Income of $0.37 and Normalized FFO of $0.45 in Third Quarter

Year-to-Date Capital Recycling Transactions Generate Approximately $1.8 Billion of Cash

Birmingham, AL – October 27, 2022 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced financial and operating results for the third quarter ended September 30, 2022, as well as certain events occurring subsequent to quarter end.

•	Net income of $0.37 and Normalized Funds from Operations (“NFFO”) of $0.45 for the 2022 third quarter on a per diluted share basis;

Previously announced activities:

•	Declaration in August of a regular quarterly dividend of $0.29 per share, representing a third quarter payout of adjusted funds from operations (“AFFO”) per share of roughly 81%;

•	Sale of eleven facilities to Prime Healthcare (“Prime”) and the repayment to MPT of various loans combined to contribute to a significant reduction in short-term debt in the third quarter;

•

Expected acquisition by a subsidiary of LifePoint Health, Inc. (“LifePoint”) of a majority interest in Springstone Health OpCo, LLC (“Springstone”) that would result in an approximate $200 million loan repayment to MPT upon closing in the first half of 2023; and

•	Agreement to sell three hospitals in Connecticut to Prospect Medical Holdings (“Prospect”) for an aggregate sale price of roughly $457 million in 2023.

“Performance at our facilities generally improved during the second and third quarters, reflecting the resilience of well-underwritten, infrastructure-like hospitals,” said Edward K. Aldag, Jr., Chairman, President, and Chief Executive Officer. “Forecasted escalations in our CPI-linked leases point to overall cash rent growth in the four to five percent range for next year, a pace likely to match up well with anticipated hospital industry revenue trends.”

Included in the financial tables accompanying this press release is information about the Company’s assets and liabilities, net income, and reconciliations of net income to NFFO and AFFO, including per share amounts, all on a basis comparable to 2021 results, as well as reconciliations of total assets to total adjusted gross assets and total revenues to total adjusted revenues.

PORTFOLIO UPDATE

Inclusive of total proceeds received from its first quarter real estate partnership transaction with Macquarie Asset Management, proceeds from third quarter asset sales and loan repayments and other transactions, MPT has sourced approximately $1.8 billion in cash from capital recycling transactions year-to-date. In addition, as previously announced, the Company expects to receive more than $650 million in proceeds in 2023 from other binding agreements. Forecasted proceeds from these transactions and any other potential dispositions, loan repayments and/or joint venture transactions are expected to fund debt reduction, potential stock repurchases and selective investments.

During the third quarter, Steward completed the accelerated repayment of amounts due related to approximately $450 million in COVID-related advances and collected approximately $70 million of past due reimbursements under the Texas Medicaid program. With these cash drains now in the past, positive revenue trends, significant declines in contract labor utilization and anticipated annual savings resulting from adjustments to Steward’s cost structure are expected to result in positive and sustainable free cash flow.

The Company has total adjusted gross assets of approximately $21.1 billion, including $14.8 billion of general acute care hospitals, $2.2 billion of behavioral health facilities, $1.9 billion of inpatient rehabilitation facilities, $0.3 billion of long-term acute care hospitals, and $0.3 billion of freestanding emergency room and urgent care properties. MPT’s portfolio, adjusted for the transactions described herein, includes approximately 435 properties and 44,000 licensed beds across the United States as well as in the United Kingdom, Switzerland, Germany, Australia, Spain, Finland, Colombia, Italy and Portugal. The properties are leased to or mortgaged by 54 hospital operating companies.

OPERATING RESULTS AND OUTLOOK

Net income for the 2022 third quarter ended September 30, 2022 was $222 million ($0.37 per diluted share) compared to $171 million ($0.29 per diluted share) in the prior year period.

NFFO for the 2022 third quarter was $272 million ($0.45 per diluted share) compared to $263 million ($0.44 per diluted share) in the prior year period.

The Company is increasing its estimate of 2022 per share net income to $1.99 to $2.01, including year-to-date gains on sales of approximately $537 million, and is also tightening its estimate of 2022 per share NFFO to $1.80 to $1.82 from a prior range of $1.78 to $1.82. MPT plans to provide initial estimates of 2023 per share net income and NFFO when it reports fourth quarter earnings.

These estimates do not include the effects, among others, of unexpected real estate operating costs, changes in accounting pronouncements, litigation costs, debt refinancing costs, acquisition costs, currency exchange rate movements, changes in income tax rates, interest rate hedging activities, write-offs of straight-line rent or other non-recurring or unplanned transactions. Moreover, these estimates do not provide for the impact on MPT or its tenants and borrowers from the global COVID-19 pandemic. These estimates may change if the Company acquires or sells assets in amounts that are different from estimates, market interest rates change, debt is refinanced or repurchased, new shares are issued or repurchased, additional debt is incurred, other operating expenses vary, income from equity investments vary from expectations, or existing leases or loans do not perform in accordance with their terms.

CONFERENCE CALL AND WEBCAST

The Company has scheduled a conference call and webcast for Thursday, October 27, 2022 at 11:00 a.m. Eastern Time to present the Company’s financial and operating results for the quarter ended September 30, 2022. The dial-in numbers for the conference call are 833-630-1956 (U.S.) and 412-317-1837 (Canada/International); no passcode is required. Call participants are to ask the operator to be joined to the Medical Properties Trust, Inc. conference call upon dialing in. The conference call will also be available via webcast in the Investor Relations section of the Company’s website, www.medicalpropertiestrust.com.

A telephone and webcast replay of the call will be available beginning shortly after the call’s completion. The telephone replay will be available through November 10, 2022 using dial-in numbers 877-344-7529 (U.S.), 855-669-9658 (Canada) and 412-317-0088 (International) along with passcode 5485534. The webcast replay will be available for one year following the call’s completion on the Investor Relations section of the Company’s website.

The Company’s supplemental information package for the current period will also be available on the Company’s website in the Investor Relations section.

The Company uses, and intends to continue to use, the Investor Relations page of its website, which can be found at www.medicalpropertiestrust.com, as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the Investor Relations page, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed in 2003 to acquire and develop net-leased hospital facilities. From its inception in Birmingham, Alabama, the Company has grown to become one of the world’s largest owners of hospital real estate with approximately 435 facilities and 44,000 licensed beds (on an adjusted basis) in ten countries and across four continents. MPT’s financing model facilitates acquisitions and recapitalizations and allows operators of hospitals to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can generally be identified by the use of forward-looking words such as “may”, “will”, “would”, “could”, “expect”, “intend”, “plan”, “estimate”, “target”, “anticipate”, “believe”, “objectives”, “outlook”, “guidance” or other similar words, and include statements regarding our strategies, objectives, future expansion and development activities, and expected financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results or future events to differ materially from those expressed in or underlying such forward-looking statements, including, but not limited to: (i) the economic, political and social impact of, and uncertainty relating to, potential impact from health crises (like COVID-19); (ii) the ability of our tenants, operators and borrowers to satisfy their obligations under their respective contractual arrangements with us, especially as a result of the adverse economic impact of the COVID-19 pandemic, and government regulation of hospitals and healthcare providers in connection with same (as further detailed in our Current Report on Form 8-K filed with the SEC on April 8, 2020); (iii) our expectations regarding annual guidance for net income and NFFO per share; (iv) our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate acquisitions and investments; (v) the nature and extent of our current and future competition; (vi) macroeconomic conditions, such as a disruption of or lack of access to the capital markets or movements in currency exchange rates; (vii) our ability to obtain debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and pay down, refinance, restructure or extend our indebtedness as it becomes due; (viii) increases in our borrowing costs as a result of changes in interest rates and other factors; (ix) international, national and local economic, real estate and other market conditions, which may negatively impact, among other things, the financial condition of our tenants, lenders and institutions that hold our cash balances, and may expose us to increased risks of default by these parties; (x) factors affecting the real estate industry generally or the healthcare real estate industry in particular; (xi) our ability to maintain our status as a REIT for federal and state income tax purposes; (xii) federal and state healthcare and other regulatory requirements, as well as those in the foreign jurisdictions where we own properties; (xiii) the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain equity or debt financing secured by our properties or on an unsecured basis; (xiv) the ability of our tenants and operators to operate profitably and generate positive cash flow, comply with applicable laws, rules and regulations in the operation of the our properties, to deliver high-quality services, to attract and retain qualified personnel and to attract patients; (xv) potential environmental contingencies and other liabilities; (xvi) the risk that the expected acquisition of a majority interest in Springstone by LifePoint does not occur; (xvii) the risk that the expected sale of three Connecticut hospitals currently leased to Prospect does not occur; and (xviii) the risk that other property sales, loan repayments, and other capital recycling transactions do not occur.

The risks described above are not exhaustive and additional factors could adversely affect our business and financial performance, including the risk factors discussed under the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and as updated in our quarterly reports on Form 10-Q. Forward-looking statements are inherently uncertain and actual performance or outcomes may vary materially from any forward-looking statements and the assumptions on which those statements are based. Readers are cautioned to not place undue reliance on forward-looking statements as predictions of future events. We disclaim any responsibility to update such forward-looking statements, which speak only as of the date on which they were made.

# # #

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except for per share data)
	September 30, 2022	December 31, 2021
Assets	(Unaudited)	(A)
Real estate assets
Land, buildings and improvements, intangible lease assets, and other	$13,083,292	$14,062,722
Investment in financing leases	1,965,021	2,053,327
Real estate held for sale	—	1,096,505
Mortgage loans	305,504	213,211

Gross investment in real estate assets	15,353,817	17,425,765
Accumulated depreciation and amortization	(1,088,912)	(993,100)

Net investment in real estate assets	14,264,905	16,432,665
Cash and cash equivalents	299,171	459,227
Interest and rent receivables	117,555	56,229
Straight-line rent receivables	710,082	728,522
Investments in unconsolidated real estate joint ventures	1,422,010	1,152,927
Investments in unconsolidated operating entities	1,428,061	1,289,434
Other loans	200,245	67,317
Other assets	601,387	333,480

Total Assets	$19,043,416	$20,519,801

Liabilities and Equity
Liabilities
Debt, net	$9,476,144	$11,282,770
Accounts payable and accrued expenses	569,017	607,792
Deferred revenue	18,569	25,563
Obligations to tenants and other lease liabilities	146,438	158,005

Total Liabilities	10,210,168	12,074,130
Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 750,000 shares; issued and outstanding - 598,983 shares at September 30, 2022 and 596,748 shares at December 31, 2021	599	597
Additional paid-in capital	8,537,145	8,564,009
Retained earnings (deficit)	433,339	(87,691)
Accumulated other comprehensive loss	(139,301)	(36,727)

Total Medical Properties Trust, Inc. Stockholders’ Equity	8,831,782	8,440,188
Non-controlling interests	1,466	5,483

Total Equity	8,833,248	8,445,671

Total Liabilities and Equity	$19,043,416	$20,519,801

(A)	Financials have been derived from the prior year audited financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Revenues
Rent billed	$232,418	$242,211	$737,029	$672,425
Straight-line rent	26,552	64,637	146,114	174,975
Income from financing leases	51,011	50,667	154,660	151,898
Interest and other income	42,358	33,264	124,562	136,038

Total revenues	352,339	390,779	1,162,365	1,135,336
Expenses
Interest	88,076	94,132	266,989	273,409
Real estate depreciation and amortization	81,873	85,039	251,523	237,050
Property-related (A)	8,265	7,128	37,998	31,265
General and administrative	37,319	36,694	117,601	107,312

Total expenses	215,533	222,993	674,111	649,036
Other income (expense)
Gain on sale of real estate and other, net	68,795	9,294	536,788	8,896
Earnings from equity interests	11,483	7,193	33,606	21,633
Debt refinancing and unutilized financing costs	(17)	—	(9,452)	(2,339)
Other (including fair value adjustments on securities)	23,532	(2,276)	35,450	4,747

Total other income	103,793	14,211	596,392	32,937

Income before income tax	240,599	181,997	1,084,646	519,237
Income tax expense	(18,579)	(10,602)	(40,615)	(69,141)

Net income	222,020	171,395	1,044,031	450,096
Net income attributable to non-controlling interests	(227)	(258)	(960)	(611)

Net income attributable to MPT common stockholders	$221,793	$171,137	$1,043,071	$449,485

Earnings per common share - basic and diluted:
Net income attributable to MPT common stockholders	$0.37	$0.29	$1.74	$0.76

Weighted average shares outstanding - basic	598,980	595,119	598,828	586,291
Weighted average shares outstanding - diluted	599,339	597,320	599,099	587,971
Dividends declared per common share	$0.29	$0.28	$0.87	$0.84

(A)

Includes $5.6 million and $4.0 million of ground lease and other expenses (such as property taxes and insurance) paid directly by us and reimbursed by our tenants for the three months ended September 30, 2022 and 2021, respectively, and $30.2 million and $23.1 million for the nine months ended September 30, 2022 and 2021, respectively.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Reconciliation of Net Income to Funds From Operations

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
FFO information:
Net income attributable to MPT common stockholders	$221,793	$171,137	$1,043,071	$449,485
Participating securities’ share in earnings	(288)	(328)	(1,035)	(1,088)

Net income, less participating securities’ share in earnings	$221,505	$170,809	$1,042,036	$448,397
Depreciation and amortization	99,296	98,492	300,731	277,089
Gain on sale of real estate and other, net	(68,795)	(9,294)	(536,788)	(8,896)

Funds from operations	$252,006	$260,007	$805,979	$716,590
Write-off (recovery) of straight-line rent and other, net of tax	23,863	3,650	27,444	(1,601)
Non-cash fair value adjustments	(3,597)	(819)	(12,563)	(2,763)
Tax rate changes	—	—	(825)	42,746
Debt refinancing and unutilized financing costs	17	—	9,452	2,339

Normalized funds from operations	$272,289	$262,838	$829,487	$757,311
Share-based compensation	11,089	13,555	33,968	38,590
Debt costs amortization	4,543	4,584	14,716	12,693
Rent deferral, net	549	559	(6,494)	2,198
Straight-line rent revenue and other	(73,061)	(79,973)	(225,151)	(215,169)

Adjusted funds from operations	$215,409	$201,563	$646,526	$595,623

Per diluted share data:
Net income, less participating securities’ share in earnings	$0.37	$0.29	$1.74	$0.76
Depreciation and amortization	0.16	0.17	0.50	0.48
Gain on sale of real estate and other, net	(0.11)	(0.02)	(0.90)	(0.02)

Funds from operations	$0.42	$0.44	$1.34	$1.22
Write-off (recovery) of straight-line rent and other, net of tax	0.04	—	0.04	—
Non-cash fair value adjustments	(0.01)	—	(0.02)	—
Tax rate changes	—	—	—	0.07
Debt refinancing and unutilized financing costs	—	—	0.02	—

Normalized funds from operations	$0.45	$0.44	$1.38	$1.29
Share-based compensation	0.02	0.02	0.06	0.07
Debt costs amortization	0.01	0.01	0.02	0.02
Rent deferral, net	—	—	(0.01)	—
Straight-line rent revenue and other	(0.12)	(0.13)	(0.37)	(0.37)

Adjusted funds from operations	$0.36	$0.34	$1.08	$1.01

Notes:

(A) Certain line items above (such as depreciation and amortization) include our share of such income/expense from unconsolidated joint ventures. These amounts are included with all activity of our equity interests in the “Earnings from equity interests” line on the consolidated statements of income. The write-off of straight-line rent in 2022 is predominantly related to sold properties.

(B) Investors and analysts following the real estate industry utilize funds from operations, or FFO, as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or Nareit, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the Nareit definition, we disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our results of operations or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

We calculate adjusted funds from operations, or AFFO, by subtracting from or adding to normalized FFO (i) straight-line rent, (ii) non-cash share-based compensation expense, and (iii) amortization of deferred financing costs. AFFO is an operating measurement that we use to analyze our results of operations based more on the receipt, rather than the accrual, of our rental revenue and on certain other adjustments. We believe that this is an important measurement because our infrastructure-type assets generally require longer term leases with annual contractual escalations of base rents, resulting in the recognition of a significant amount of rental income that is not billable/collected until future periods. Our calculation of AFFO may not be comparable to AFFO or similarly titled measures reported by other REITs. AFFO should not be considered as an alternative to net income (calculated pursuant to GAAP) as an indicator of our results of operations or to cash flow from operating activities (calculated pursuant to GAAP) as an indicator of our liquidity.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

2022 Guidance Reconciliation

(Unaudited)

	2022 Guidance - Per Share(1)
	Low	High
Net income attributable to MPT common stockholders	$1.99	$2.01
Participating securities’ share in earnings	—	—

Net income, less participating securities’ share in earnings	$1.99	$2.01
Depreciation and amortization	0.67	0.67
Gain on sale of real estate and other, net	(0.90)	(0.90)

Funds from operations	$1.76	$1.78
Other adjustments	0.04	0.04

Normalized funds from operations	$1.80	$1.82

(1)

The guidance is based on current expectations and actual results or future events may differ materially from those expressed in this table, which is a forward-looking statement within the meaning of the federal securities laws. Please refer to the forward-looking statement included in this press release and our filings with the Securities and Exchange Commission for a discussion of risk factors that affect our performance.

Total Adjusted Gross Assets

(Unaudited)

(Amounts in thousands)	September 30, 2022
Total Assets	$19,043,416
Add: Accumulated depreciation and amortization	1,088,912
Add: Incremental gross assets of our Investments in Unconsolidated Real Estate Joint Ventures(1)	1,604,762
Less: Gross book value of the Transaction Commitments(2)	(686,057)
Net: Reclassification between operators(3)	—
Add: Incremental cash from Transaction Commitments(4)	39,009

Total Adjusted Gross Assets(5)	$21,090,042

(1)

Reflects an addition to total assets to present our total share of each joint venture’s gross assets. See below for details of the calculation. While we do not control any of our unconsolidated real estate joint venture arrangements and do not have direct legal claim to the underlying assets of the unconsolidated real estate joint ventures, we believe this adjustment allows investors to view certain concentration information on a basis comparable to the remainder of our real estate portfolio. This presentation is also consistent with how our management team reviews our portfolio.

Real estate joint venture total gross real estate and other assets	$5,519,058
Weighted-average equity ownership percentage	55%

3,026,772
Investments in Unconsolidated Real Estate Joint Ventures	(1,422,010)

Incremental gross assets of our Investments in Unconsolidated Real Estate Joint Ventures	$1,604,762

(2)

Primarily represents the gross book value of assets to be sold/repaid in connection with the October 2022 commitment to sell three facilities leased to Prospect Medical Holdings, Inc. for approximately $457 million and an August 2022 commitment for a subsidiary of LifePoint Health, Inc. (“LifePoint”) to acquire the majority interest in Springstone Health Opco, LLC. (“Springstone”).

(3)	Reclass of $0.8 billion of gross assets between Springstone and LifePoint as part of the Transaction Commitment described in Note (2).
(4)	Represents cash expected from the proceeds generated by the Transaction Commitments described in Note (2), less paydown of the full revolver balance at September 30, 2022.
(5)

Total adjusted gross assets is total assets before accumulated depreciation/amortization (adjusted for our investments in unconsolidated real estate joint ventures), assumes material transaction commitments are completed, and assumes cash on hand at period-end and cash generated from or to be generated from transaction commitments or financing activities subsequent to period-end are either used in these transactions or used to reduce debt. We believe total adjusted gross assets is useful to investors as it provides a more current view of our portfolio and allows for a better understanding of our concentration levels as our commitments close.

Adjusted Revenues

(Unaudited)

(Amounts in thousands)	For the Three Months Ended September 30, 2022
Total Revenues	$352,339
Revenues from investments in unconsolidated real estate joint ventures	44,997

Total Adjusted Revenues(1)	$397,336

(1)

Adjusted revenues are total revenues adjusted for our pro rata portion of similar revenues in our investments in unconsolidated real estate joint ventures. We believe adjusted revenues are useful to investors as it provides a more complete view of revenues across all of our investments and allows for better understanding of our revenue concentration.